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                                   EXHIBIT 99


                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

                                January 23, 2003

Croghan Bancshares, Inc. ("Croghan"), the holding company for The Croghan Colonial Bank, Fremont, Ohio (the "Bank"), reported that its consolidated net income for 2002 amounted to $5,137,000. This represented an increase of 39.0% as compared to the $3,695,000 earned during the same period in 2001. Net income per share amounted to $2.69 for 2002 as compared to $1.93 in 2001. Increases in loan volume and non-interest income were factors in Croghan's improved earnings, as well as an $875,000 decrease in non-interest expenses between comparable annual periods with the elimination of goodwill amortization in 2002 having a positive impact on net income of $638,000.

Net income for 2002 exceeded that of any previously recorded annual earnings in Croghan's history. The Board of Directors approved a $.27 per share dividend payable on January 31, 2003. Dividends declared during 2002 totaled $1.00 per share, which represents a 14.9% increase over the same period one year ago.

Croghan's total assets grew to $387,330,000 at December 31, 2002, which represents a 5.7% increase over year-end 2001's total assets of $366,508,000. Total loans increased to $287,951,000 at 2002 year-end as compared to $278,366,000 at December 31, 2001. Total deposits stood at $302,888,000 at 2002 year-end as compared to $295,003,000 at December 31, 2001.

Additionally, Croghan's Board of Directors has authorized a repurchase program in which up to 5% of its outstanding common shares may periodically be repurchased in the open market during the next six months commencing February 1, 2003. The repurchase program follows two previous six month repurchase programs that began on February 1, 2002 and August 1, 2002, during which an aggregate of 14,400 Croghan common shares were purchased in the open market.

The decision whether to purchase shares, the number of shares to be purchased and the price to be paid will depend upon prevailing market prices, the availability of shares and any other considerations that may, in the opinion of the Board of Directors or management, affect the advisability of purchasing Croghan shares. Repurchases will be funded by current working capital and dividends periodically paid by the Bank to Croghan. The Board of Directors has determined that the repurchase program may benefit Croghan shareholders in light of the current market for the shares of Croghan and the strong capital position of the Bank.

The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over the counter market under the symbol "CHBH." As of December 31, 2002, Croghan had 1,900,902 common shares outstanding.